Stellar Biotechnologies and Neovacs Propose to Form Joint Venture to Manufacture Conjugated Therapeutic Vaccines With Stellar KLH(TM)

PORT HUENEME, CA and PARIS, FRANCE and BOSTON, MA -- (Marketwired - January 20, 2016) - Stellar Biotechnologies, Inc. ("Stellar") (NASDAQ: SBOT) (TSX VENTURE: KLH) and Neovacs S.A. ("Neovacs") (ALTERNEXT PARIS: ALNEV) today announced they have entered into a term sheet to form a joint venture for the manufacture of conjugated therapeutic vaccines (the "Joint Venture") using Stellar's proprietary Keyhole Limpet Hemocyanin (KLH). The purpose of the proposed Joint Venture is to produce Neovacs' Kinoid product candidates, including IFNa-Kinoid, as well as potentially manufacture other KLH-based immunotherapies on behalf of third party customers.

The parties intend to negotiate the terms of one or more definitive agreements related to the organization, ownership allocation, and supply and services for the Joint Venture. The parties anticipate that the Joint Venture will be owned initially 70% by Neovacs, with Stellar holding the remaining 30% interest. There can be no assurance that the Joint Venture will be consummated or, if consummated, will achieve the expected results.

Stellar is a leader in the sustainable manufacture of KLH, a carrier protein used for its immune-stimulating properties in the production of active immunotherapies (also known as conjugated therapeutic vaccines). KLH is a key component of Neovacs' Kinoid technology.

Neovacs is a leader in the development of active immunotherapies for autoimmune and inflammatory diseases. Neovacs' patented Kinoid technology combines a targeted cytokine attached to Stellar KLH™ as the immune-stimulating carrier molecule. Neovacs' lead product candidate IFNa-Kinoid for the treatment of systemic lupus erythematosus (lupus) is in Phase IIb clinical trials in Europe, Latin America and Asia. A Phase IIa trial in the United States is expected to begin in 2016. There can be no assurance that the clinical trials will ultimately lead to commercialization of the products.

"We look forward to working with Stellar Biotechnologies to form this cooperative venture, as they are the leading supplier of KLH protein based on sustainable, scalable aquaculture techniques," said Miguel Sieler, Chief Executive Officer of Neovacs. "Since KLH is a key component of IFNa-Kinoid, this venture is intended to support Neovacs as we work toward potential market launch, as well as bring added value in the field of KLH-Kinoid conjugate vaccines."

Frank Oakes, President, Chief Executive Officer, and Chairman of Stellar added, "We believe the proposed joint venture could be a very positive development for both Stellar and Neovacs. It would enable us to work together to ensure the successful development of IFNa-Kinoid at scale but, importantly, we anticipate building manufacturing infrastructure and expertise that could be offered to other developers of conjugate vaccines looking to transition their product candidates from clinical to commercial scale. For Stellar, this is an example of leveraging our KLH core business to expand our potential clinical and commercial opportunities."

About Neovacs
Created in 1993, Neovacs S.A. (ALTERNEXT PARIS: ALNEV) is today a leading biotechnology company focused on an active immunotherapy technology platform (Kinoids) with applications in autoimmune and/or inflammatory diseases. On the basis of the company's proprietary technology for inducing a polyclonal immune response (covered by five patent families that potentially run until 2032), Neovacs is focusing its clinical development efforts on IFNa-Kinoid, an immunotherapy being developed for the indication of lupus and dermatomyositis. Neovacs is also conducting preclinical development works on other therapeutic vaccines in the fields of auto-immune diseases, oncology and allergies. The goal of the Kinoid approach is to enable patients to have access to safe treatments with efficacy that is sustained in these life-long diseases www.neovacs.fr.

About Stellar Biotechnologies, Inc.
Stellar Biotechnologies, Inc. (NASDAQ: SBOT) (TSX VENTURE: KLH) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Forward Looking Statements
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Stellar Biotechnologies Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com

Investor Inquiries:
Joseph Green
The Ruth Group
Phone: +1 (646) 536-7013
jgreen@theruthgroup.com

Media Inquiries:
Joanna Zimmerman
The Ruth Group
Phone: +1 (646) 536-7006
jzimmerman@theruthgroup.com